As filed with the Securities and Exchange Commission on March 9, 1998.
                                          RegistrationNo. 333-       .
----------------------------------------------------------------------------
                UNITED STATES SECURITIES & EXCHANGE  COMMISSION
                        Washington, D.C.   20549

                                FORM S-8

                         REGISTRATION STATEMENT
                                  UNDER
                            THE ACT OF 1933

                      APPLIED INTELLIGENCE GROUP, INC.
           (Exact Name of Registrant as Specified in its Charter)

               Oklahoma                               73-1247666
      (State or other jurisdiction of               (I.R.S Employer
      incorporation or organization)               Idenfification No.)

           13800 Benson Road
           Edmond, Oklahoma                               73013
 (Address of principal executive offices)                 (Zip Code)

            Applied Intelligence Group, Inc. 1998 Stock Grant Plan
                          (Full Title of the Plan)

                            Mr. Robert L. Barcum
                            President and Chief
                             Executive Officer
                      Applied Intelligence Group, Inc.
                              13800 Benson Road
                           Edmond, Oklahoma  73013
                   (Name and Address of Agent For Service)

                                (405) 936-2300
          (Telephone Number, Including Area Code, of Agent For Service)

                                  Copies To:
                            Mr. Michael E. Dunn, Esq.
                             Dunn Swan & Cunningham
                   2800 Oklahoma Tower, 210 Park Avenue Oklahoma
                            City, Oklahoma  73102-5604
                                 (405) 235-8318

                      CALCULATION OF REGISTRATION FEE(1)
Title of       Amount to be  Proposed Maximum  Proposed Maximum  Amount of
Securities to  Registered    Aggregate         Aggregate         Registration
be Registered                Offering Price    Ofering           Fee (2)
                             Per Share (1)     Price (1)

Common Stock
($.001 per
share par      150,000         $3.3125         $496,875             $149
value)         shares

(1)   Estimated solely for the purpose of determining the registration fee.

(2) Calculated pursuant to rule 457(h)(1) on the basis of the reported closing price of shares of the Common Stock on the Nasdaq SmallCap Market on March 3, 1998.



                        PART II

     This Registration Statement relates to 150,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Applied Intelligence Group, Inc. (the "Company" or the "Registrant"), being registered for issuance under the Applied Intelligence Group, Inc. 1998 Stock Grant Plan, adopted February 10, 1998. The Common Stock registered hereunder may be issued under the Plan upon the award of any Stock Grant under and pursuant to the Plan.


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

     (a) the Prospectus, dated November 20, 1996, of the Registrant filed with the Central Regional Officer of the Commission pursuant to Rule 424(b) and in conjunction with the Company's Registration Statement on Form SB-2 (No. 333-5038-D), as declared effective by the Commission on November 20, 1996;

     (b)  the Certificate of Incorporation contained as Exhibit
3.1 to the Company's Registration Statement on Form SB-2 (No. 3335038-D), as filed with the Central Regional Office of the Commission and as declared effective by the Commission on November 20, 1996;

     (c) the Bylaws contained as Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (No. 333-5038-D), as filed with the Central Regional Office of the Commission and as declared effective by the Commission on November 20, 1996;

     (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on November 14, 1996 under Section 12 of the Securities Exchange Act of 1934, including any amendment or description filed for the purpose of updating such description; and

     (e) All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a posteffective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Specifically incorporated by reference are Form 10-KSB for the year ending December 31, 1996 and Forms 10-QSB for the quarters ending March 31, 1997, June 30, 1997 and September 30, 1997.



ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable. (Class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934.)



ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.



ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1031 of the Oklahoma General Corporation Act permits and (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein) authorizes indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorneys fees, actually and reasonable incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933, as amended (the "1933 Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

               Not applicable.


ITEM 8.  EXHIBITS

4.4 Applied Intelligence Group, Inc. 1998 Stock Grant Plan, adopted February 10, 1998.

5.2   Opinion of Dunn Swan & Cunningham

23.5  Consent of Independent Accountants

23.6  Consent of Dunn Swan & Cunningham

24.2  Power of Attorney



ITEM 9.  UNDERTAKINGS

         A.  The undersigned Registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)  to include any prospectus required by Section 10(a)
                  (3) of the 1933 Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 2 (a) (1) (i) and 2 (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference herein.

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the undersigned Company's annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the new offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act my be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmond, Oklahoma, on this 9th day of March, 1998.


                                   APPLIED INTELLIGENCE GROUP, INC.
                                   BY:/S/ ROBERT L. BARCUM
                                        Robert L. Barcum
                                        President





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.



     SIGNATURES                         TITLE                     DATE


/S/ ROBERT L. BARCUM               Chairman of the             March 9, 1998
Robert L. Barcum                   Board of Directors


/S/ ROBERT N. BAKER                Vice President and          March 9, 1998
Robert N. Baker                    Director


/S/ RUSSELL L REINHARDT            Vice President and          March 6, 1998
Russell L. Reinhardt               Director


/S/ DAVID B. NORTH                 Vice President              March 9, 1998
David B. North


/S/ JOHN M. DUCK                   Vice President and          March 9, 1998
John M. Duck                       Chief Financial
                                   Officer

/S/ Larry R. Davenport             Vice President              March 9, 1998
Larry R. Davenport


/S/ Lewis B. Kilbourne             Director                    March 9, 1998
Lewis B. Kilbourne


/S/ Jimmy M. Wright                Director                    March 9, 1998
Jimmy M. Wright







Exhibit 4.4

                      APPLIED INTELLIGENCE GROUP, INC.
                          1998 STOCK GRANT PLAN


       On February 10, 1998, Applied Intelligence Group, Inc. (the "Company") adopted the Applied Intelligence Group, Inc. 1998 Stock Grant Plan
(the "Plan").

     1.1   Purpose.  The purpose of the Plan shall be to attract, retain
and motivate consultants, independent contractors and  key employees   of
the Company  and  its  subsidiaries    ("Eligible Persons") by way of
granting  shares of stock ("Stock Grants").

     1.2 General. The terms and provisions of this Plan shall be applicable to Stock Grants unless text herein clearly indicates to the contrary.

     1.3   Administration  of  the  Plan.   The  Plan shall  be administered
by  the  Board of Directors (the  "Board")  of  the Company.

          1.3.1 Board Administration. The Board shall have the power where consistent with the general purpose and intent of the Plan to
     (i) modify the requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in th Plan,
     (ii) suspend or discontinue the Plan, (iii) establish policies, and (iv) adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan including the form of
     any "stock  grant  agreements"  ("Stock   Grant Agreements").

          1.3.2 Plan Interpretation. Unless otherwise provided in the Plan, the Board shall have the authority to interpret and construe the Plan, and determine all questions arising under the Plan and any agreement made pursuant to the Plan. Any interpretation, decision or determination made by the Board shall be final, binding and conclusive.

          1.3.3 Selection of Participants. In designating and selecting Eligible Persons ("Participants") for participation in the Plan, the Board may consult with and give consideration to the recommendations and criticisms submitted by appropriate managerial and executive officers of the Company, or may grant permission to management to award specified number of Stock Grants at management's discretion. The Board also shall take into account the duties and responsibilities of the Eligible Persons, their past, present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purpose of the Plan.

     1.4 Shares Subject to the Plan. Shares of stock ("Stock") covered by Stock Grant consist of 150,000 shares of the Common Stock, $.001 par value, of the Company, subject to adjustment pursuant to Section 1.7 of the Plan, which may be either authorized and unissued shares or treasury shares, as determined in the sole discretion of the Board.

         1.4.1 Restriction on Sale of Stock. Unless the Company consents by prior written consent, shares of stock received pursuant to this Stock Grant shall carry the legend restricting transfer, sale or other disposal of said shares for a period of one (1) year.

     1.5 Participation in the Plan. The Board shall determine from time to time those Eligible Persons who are to be granted Stock Grants and the number of shares of Stock covered thereby.

     1.6   Determination of Fair Market Value.  As used  in  the Plan,
"fair market value" shall mean on any particular day (i) if the Stock is listed or admitted for trading on any national securities exchange or the SmallCap Market System or the National Market System of Nasdaq Stock Market, Inc. ("Nasdaq"), the last sale price, or if no sale occurred, the mean between the closing high bid and low asked quotations, for such day of the Stock, (ii) if Stock is not traded on any national securities exchange but is quoted on an automated quotation system or any similar system of automated dissemination of quotations or securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Stock on such system, (iii) if neither clause (i) nor (ii) is applicable, the mean betw een  the  high  bid  and low asked quotations for the Stock as reported by the National Daily Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for shares of the Stock on at least five (5) of the ten (10) preceding days, (iv) in lieu of the above,if
actual transactions   in  the  shares  of  Stock are  reported   on   a
consolidated transaction reporting system, the last sale price of the shares of Stock on such system or, (v) if none of the conditions set forth above is met, the fair market value of shares of Stock as determined by the Board. Provided, however, for purposes of determining "fair market value" of the Common Stock of the Company, such value shall be determined without regard to any restriction other than a restriction which will never lapse.

     1.7 Adjustments Upon Changes in Capitalization. The grants of Stock Grants shall in no way affect the right of the Company to adjust,
reclassify, reorganize or otherwise change its capital or   business
structure or  to  merge,  consolidate,  dissolve, liquidate  or sell or
transfer all or any part of its  assets  or business.   The aggregate
number of shares of Stock under Stock Grants granted under the Plan shall be appropriately adjusted by the Board to reflect any recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving the Company. Provided, however, and notwithstanding the foregoing, (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the  Company  is  not  the surviving  or  the  resulting corporation or
(iii) a reverse merger in which the Company is the surviving entity but in which the securities possessing more than 50 percent of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to the merger (collectively referred to herein as a "Corporate Transaction"),  shall  cause the Plan and any Stock
Grant,  to terminate   upon   the effective  date  of   such   dissolution,
liquidation, merger or consolidation, subject to Section 1.21 of the Plan. Provided, further, that for the purposes of this Section 1.7, if any merger, consolidation or combination occurs in which the Company is not the surviving corporation and is the result of a mere change in the identity, form or place of organization of the Company accomplished in accordance with Section 368(a)(1)(F) of the Code, then, such event will not cause a termination of the Plan.

     1.8 Amendment and Termination of the Plan. The Plan shall terminate at midnight, December 31, 2008, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board. Provided, that no action of the Board may amend the Plan in any manner which would impair the applicability of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, to the Plan. Except as provided in this Article I, no amendment, modification or termination of the Plan shall in any manner adversely affect any Stock Grant theretofore granted under the Plan without the consent of the affected Participant.

     1.9 Effective Date. The Plan shall be effective January 1, 1998 (the "Effective Date").

     1.10 Securities Law Requirements. The Company shall have the right, but not the obligation to cause the shares of Stock issuable to be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state or jurisdiction.

     1.11     Separate   Certificates.    Separate certificates
representing the Common Stock of the Company to be delivered to a Participant upon the award of any Stock Grant and will be issued to such Participant.

      1.12 Tax Liability Indemnification. Participants granted stock hereby agree to indemnify and hold harmless the Company with respect to any applicable federal, state or local income tax, including all interest and penalties associated therewith, other than the required Company match for FICA and Medicare taxes.

     1.13 Governing Law. The Plan shall be governed by and all questions hereunder shall be determined in accordance with the laws of the State of Oklahoma.























EXHIBIT 5.2
                             DUNN SWAN & CUNNINGHAM
                         Attorneys and Counsellors At Law
                       2800 Oklahoma Tower, 210 Park Avenue
                                 (405) 235-8318
                             Facsimile(405) 235-9605


                                  March 6, 1998


Board of Directors
Applied Intelligence Group, Inc.
13800 Benson Road
Edmond, Oklahoma 73013-6417


Gentlemen:

      We have acted as counsel to Applied Intelligence Group, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 150,000 shares of Common Stock, $.001 par value per share, of the Company (the "Shares") to be issued upon award of stock
grants  under  the   Applied Intelligence Group, Inc. 1998 Stock Grant Plan
(the "Plan").

      The offering of the Securities is more fully described in that certain Registration Statement on Form S-8 (No. 333-22227), filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

       For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed and considered among other certificates, documents and materials the following:

     (a) The Certificate of Transcript, dated November 25, 1996, issued by the Secretary of State of the State of Oklahoma certifying that the copy of Certificate of Incorporation of the Company attached thereto is a full, true and correct copy;

     (b) The Certificate of Good Standing, dated November 25, 1996, issued by the Secretary of State of the State of Oklahoma certifying that the Company is duly organized and existing under and by virtue of the Law of the State of Oklahoma and is in good standing according to the records of its office;

     (c) A copy of the Bylaws, as amended and restated, of the Company as certified by the Secretary of the Company;

     (d) A copy of the resolutions adopted by the Board of Directors of the Company on February 10, 1998, as certified by the Secretary of the Company;

     (e)  The manually signed Registration Statement; and

     (f)  Form of certificate of the Common Stock of the Company.


       In   conducting  our  examination  we  have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents
submitted to  us  as  certified copies.   Based  upon  our examination and
consideration of the foregoing and upon our examination and consideration of such other documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

               1. The Company is duly organized and existing under the laws of the State of Oklahoma; and

               2. All of the issued and outstanding shares of the Common Stock of the Company have been legally issued, are fully paid and are not liable to further call or assessment.

               3. The 150,000 shares of Common Stock to be issued upon award of stock grants pursuant to the Plan, upon issuance and delivery against payment therefor in accordance with the terms and conditions of the stock grants, will be legally issued, fully paid and not liable for further call or assessment.

      In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto.



                                   Very truly yours,




                                   DUNN SWAN & CUNNINGHAM





Exhibit 23.5

                    CONSENT OF INDEPENDENT ACCOUNTANTS




Board of Directors and Shareholders
Applied Intelligence Group, Inc.

     We consent to the incorporation by reference in the Registration Statement of Applied Intelligence Group, Inc. on Form S-8 (File No. _______) of our report dated March 7, 1997, on our audits of the financial statements of Applied Intelligence Group, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.




/s/COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
March 6, 1998







Exhibit 23.6

                     CONSENT OF DUNN SWAN & CUNNINGHAM



Board of Directors and Shareholders
Applied Intelligence Group, Inc.

     Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name in connection with the opinion of counsel provided and included as an exhibit to this Registration Statement.


/s/DUNN SWAN & CUNNINGHAM
Oklahoma City, Oklahoma
  March 6, 1998











Exhibit 24.2

                              POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that each of Robert L. Barcum, Russell L. Reinhardt, David B. North, Larry R. Davenport, Lewis B. Kilbourne and Jimmy M. Wright constitutes and appoints Robert N. Baker and John M. Duck, and each of them, his true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto same attorneysin-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  March 6, 1998                        /s/Robert L. Barcum
                                             Robert L. Barcum


                                             /s/ Russell L. Reinhardt
                                             Russell L. Reinhardt


                                             /s/ David B. North
                                             David B. North


                                             /s/ Larry R.Davenport
                                             Larry R. Davenport


                                             /s/ Lewis B. Kilbourne
                                             Lewis B. Kilbourne


                                             /s/ Jimmy M. Wright
                                             Jimmy M. Wright